Exhibit 5.4

CONSENT OF RON MOLNAR

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Technical Reports titled “Preliminary Economic Assessment of SW Arkansas Lithium Project” dated November 20, 2021, with an amended issue date of June 16, 2023 and “Preliminary Economic Assessment of LANXESS Smackover Project” dated August 1, 2019, which are included in, or incorporated by reference into, the registration statement on Form F-10 of Standard Lithium Ltd. being filed with the United States Securities and Exchange Commission.

/s/ Ronald Molnar
Ronald (Ron) Molnar Ph.D. P. Eng.
President
METNETH2O Inc.

Date: July 26, 2023